September 6, 2005


Dear Mitchell:

This letter will memorialize our conversations to date and our agreement regarding your separation from employment.

The Employment Agreement between you and The Great Atlantic & Pacific Tea Company, Inc. (the "Company") dated February 24, 2002 (the "Agreement") remains in full force and effect without amendment or modification. The Company recognizes that you have exercised your right to terminate your employment for good reason and you will be entitled to all applicable benefits under the Agreement.

As we agreed, if you (i) continue to serve as Chief Financial Officer through December 31, 2005 (or an earlier date only if the Company in its sole discretion determines that such date is acceptable), (ii) assist in positioning Brenda Galgano as your successor, (iii) assist in transitioning supervision of the Legal function to Allan Richards, (iv) continue to work on the divestiture of the Farmer Jack operation and (v) sign a Confidential Separation and Release Agreement, the Company will provide you, in addition to the benefits provided in your Agreement, with: (a) 6 months of severance pay as calculated in the Agreement and 6 months of benefit coverage continuation, (b) your Company car,
(c) outplacement assistance, (d) a prorata bonus for fiscal year 2005 at 100% of your bonus target (if the bonus payout pursuant to your Agreement is less than 100%), (e) a positive reference from the Chairman of the Company, (f) immediate vesting of all unvested stock options as of your separation date (you will have one (1) year from your separation date to exercise all vested options) and (g) a one-time lump sum incentive payment in the gross amount of $250,000.00.

If any payments hereunder would not comply with the requirements of Section 409A of Internal Revenue Code of 1986, as amended, and the regulations and Internal Revenue Service guidance thereunder, you and the Company agree to use best efforts to modify the terms of such payments in a manner mutually agreeable so that such requirements are satisfied.


                                Sincerely,

                                The Great Atlantic & Pacific Tea Company, Inc.

                                 By: /s/Eric Claus
                                     -------------


Agreed to and accepted this 6th day of September, 2005


/s/Mitchell P. Goldstein
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